Exhibit 99.1
Masimo Reports Second Quarter 2017 Financial Results
Q2 2017 Highlights (compared to Q2 2016):

■	Total revenue, including royalties, rose 11.8% to $192.9 million
■	Product revenue rose 11.1% to $182.8 million
■	Masimo rainbow® revenue rose 14.6% to $17.1 million
■	50,000 SET® and rainbow SET™ oximeters were shipped
■	Net income of $46.7 million, or $0.83 per diluted share, versus $30.0 million, or $0.57 per diluted share, in the year-ago period
Irvine, California, August 2, 2017 - Masimo (NASDAQ: MASI) today announced its financial results for the second quarter ended July 1, 2017.
Second quarter 2017 product revenues rose 11.1% to $182.8 million, compared to $164.6 million for the second quarter of fiscal year 2016, and total revenue, including royalties, rose 11.8% to $192.9 million, up from $172.6 million for the second quarter of fiscal year 2016.
The Company’s worldwide direct product revenue in the second quarter of 2017 rose by 13.8% compared to the same period in 2016 and represented 87.7% of product revenue. Revenue from sales of Masimo rainbow® products rose by 14.6% to $17.1 million in the second quarter of 2017, compared to the same period in 2016. OEM sales, which accounted for 12.3% of product revenue, declined by 5.4% to $22.4 million in the second quarter of 2017 compared to the same period in 2016.
Net income for the second quarter of 2017 was $46.7 million, or $0.83 per diluted share, compared to net income of $30.0 million, or $0.57 per diluted share, in the second quarter of 2016.
During the second quarter of 2017, the Company shipped approximately 50,000 SET® Pulse Oximeters and rainbow SET™ Pulse CO-Oximeters, excluding handheld and finger oximeters. Masimo estimates its worldwide installed base of oximetry as of July 1, 2017 to be 1,545,000 units, up 5.9% from 1,459,000 units as of July 2, 2016.
Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “Our second quarter results exceeded our expectations and continue to illustrate the strength in our business. I am very happy to be able to report that for the first time ever, excluding handheld and finger oximeters, we shipped 50,000 SET® Pulse Oximeters and rainbow SET™ Pulse CO-Oximeters in the quarter as we continue to see broad adoption of our products throughout the world. Our outlook for the remainder of 2017 remains strong and we are happy to be able to increase our financial guidance for fiscal 2017.”
As of July 1, 2017, total cash and cash investments were $331.4 million compared to $306.0 million as of December 31, 2016. During the second quarter of 2017, the Company used $14.4 million in cash from operations, and received $48.2 million in proceeds from stock option exercises.
2017 Financial Guidance
Masimo today is updating its 2017 financial guidance. Masimo now expects fiscal 2017 total revenues to be approximately $769.0 million, up from $759.0 million. Total fiscal 2017 product and other revenues are now expected to be approximately $736.0 million, up from $727.0 million, while royalty revenues are now expected to be approximately $33.0 million, up from $32.0 million. Masimo now expects fiscal 2017 earnings per diluted share to be approximately $2.80, up from $2.65 per diluted share. Masimo will provide additional financial information during the conference call today. Each of the components of Masimo’s guidance set forth above is an estimate only and actual performance could differ.

Conference Call
Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the call will be available online from the investor relations page of the Company’s website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 58757783. After the live webcast, the call will be available on Masimo’s website through August 30, 2017. In addition, a telephonic replay of the call will be available through August 16, 2017. The replay dial-in numbers are (855) 859-2056 for domestic callers and +1 (404) 537-3406 for international callers. Please use reservation code 58757783.
About Masimo
Masimo (NASDAQ: MASI) is a global leader in innovative noninvasive monitoring technologies. Our mission is to improve patient outcomes and reduce the cost of care by taking noninvasive monitoring to new sites and applications. In 1995, the Company debuted Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, which has been shown in multiple studies to significantly reduce false alarms and accurately monitor for true alarms. Masimo SET® is estimated to be used on more than 100 million patients in leading hospitals and other healthcare settings around the world. In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), Pleth Variability Index (PVi®) and more recently, Oxygen Reserve Index (ORi™), in addition to SpO2, pulse rate and perfusion index (PI). In 2014, Masimo introduced Root®, an intuitive patient monitoring and connectivity platform with the Masimo Open Connect™ (MOC-9™) interface. Masimo is also taking an active leadership role in mobile health applications (mHealth) with products such as the Radius-7™ wearable patient monitor and the MightySat™ fingertip pulse oximeter. Additional information about Masimo and its products may be found at www.masimo.com.
Forward-Looking Statements
All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our expectations for full fiscal year 2017 total, product and royalty revenues and GAAP earnings per diluted share; demand for our products; anticipated revenue and earnings growth; our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies and reduce the cost of care; and demand for our technologies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET® and Masimo rainbow SET™ products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the amount and type of equity awards that we may grant to employees and service providers in the future; our ongoing litigation and related matters; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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Investor Contact: Eli Kammerman	Media Contact: Irene Paigah
(949) 297-7077	(858) 859-7001
ekammerman@masimo.com	irenap@masimo.com
Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care... by Taking Noninvasive Monitoring to New Sites and Applications, rainbow, SpHb, SpOC, SpCO, SpMet, PVI and ORI are trademarks or registered trademarks of Masimo Corporation

MASIMO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in thousands)

	July 1, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$331,448	$305,970
Accounts receivable, net of allowance for doubtful accounts	104,159	101,667
Inventories	88,458	72,542
Other current assets	41,929	27,048
Total current assets	565,994	507,227
Deferred cost of goods sold	93,936	79,948
Property and equipment, net	137,723	135,996
Intangible assets, net	28,099	29,376
Goodwill	20,388	19,780
Deferred tax assets	39,012	38,975
Other non-current assets	10,516	9,223
Total assets	$895,668	$820,525
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$38,270	$34,334
Accrued compensation	31,871	43,180
Accrued and other current liabilities	36,677	104,654
Deferred revenue	38,526	38,198
Total current liabilities	145,344	220,366
Deferred revenue	24,652	25,336
Other non-current liabilities	16,268	14,587
Total liabilities	186,264	260,289
Commitments and contingencies
Stockholders’ equity
Common stock	52	50
Treasury stock	(404,276)	(404,276)
Additional paid-in capital	436,549	382,263
Accumulated other comprehensive loss	(4,161)	(7,027)
Retained earnings	681,240	589,226
Total stockholders’ equity	709,404	560,236
Total liabilities and stockholders’ equity	$895,668	$820,525

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Revenue:
Product	$182,802	$164,607	$360,899	$327,897
Royalty and other revenue	10,131	8,029	18,336	15,906
Total revenue	192,933	172,636	379,235	343,803
Cost of goods sold	64,496	57,501	126,664	114,455
Gross profit	128,437	115,135	252,571	229,348
Operating expenses:
Selling, general and administrative	66,377	63,888	131,949	126,399
Research and development	15,192	14,818	30,559	29,183
Total operating expenses	81,569	78,706	162,508	155,582
Operating income	46,868	36,429	90,063	73,766
Non-operating income	158	471	1,032	969
Income before provision for income taxes	47,026	36,900	91,095	74,735
(Benefit) provision for income taxes	346	6,877	(919)	17,135
Net income	$46,680	$30,023	$92,014	$57,600

Net income per share:
Basic	$0.90	$0.61	$1.80	$1.17
Diluted	$0.83	$0.57	$1.65	$1.10

Weighted-average shares used in per share calculations:
Basic	51,677	49,256	51,164	49,340
Diluted	56,173	52,703	55,867	52,404

The following table presents details of the stock-based compensation expense that is included in each functional line item in the condensed consolidated statements of operations (in thousands):

	Three Months Ended		Six Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Cost of goods sold	$72	$56	$165	$147
Selling, general and administrative	2,564	2,527	4,635	4,774
Research and development	617	594	1,342	1,283
Total	$3,253	$3,177	$6,142	$6,204

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in thousands)

	Six Months Ended
	July 1, 2017	July 2, 2016
Cash flows from operating activities:
Net income	$92,014	$57,600
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	9,462	8,132
Stock-based compensation	6,142	6,204
Loss on disposal of property, equipment and intangibles	365	401
Gain on deconsolidation of variable interest entity	—	(273)
Provision for doubtful accounts	(193)	(51)
Provision for deferred income taxes	—	5,001
Changes in operating assets and liabilities:
Increase in accounts receivable	(2,094)	(3,739)
Increase in inventories	(15,554)	(297)
Increase in other current assets	(14,694)	(7,462)
Increase in deferred cost of goods sold	(13,700)	(1,566)
Increase in other non-current assets	(1,288)	(6,596)
Increase in accounts payable	3,139	7,943
Decrease in accrued compensation	(11,679)	(3,937)
Decrease in accrued liabilities	(67,641)	(13,807)
Increase in deferred revenue	327	5,263
Increase in other non-current liabilities	985	3,875
Net cash (used in) provided by operating activities	(14,409)	56,691
Cash flows from investing activities:
Purchases of property and equipment, net	(8,512)	(10,734)
Increase in intangible assets	(1,574)	(1,349)
Reduction in cash resulting from deconsolidation of variable interest entity	—	(763)
Net cash used in investing activities	(10,086)	(12,846)
Cash flows from financing activities:
Borrowings under line of credit	—	45,000
Repayments on line of credit	—	(55,000)
Debt issuance costs	—	(621)
Repayments of capital lease obligations	(70)	(69)
Proceeds from issuance of common stock	48,218	18,997
Repurchases of common stock	—	(68,218)
Net cash provided by (used in) financing activities	48,148	(59,911)
Effect of foreign currency exchange rates on cash	1,825	(196)
Net increase in cash and cash equivalents	25,478	(16,262)
Cash and cash equivalents at beginning of period	305,970	132,317
Cash and cash equivalents at end of period	$331,448	$116,055